Exhibit 99.1
Contacts:
Brad Cole
Genomic Health, Inc.
650-569-2281
investors@genomichealth.com
Media:
Emily Faucette
WeissComm Partners
415-946-1066
media@genomichealth.com
Genomic Health Announces Fourth Quarter and Year-end 2005 Financial
Results and Business Progress
— Company Reports Growth in Revenue, Adoption, Reimbursement and Clinical Progress —
— Company also Announces Positive Coverage Decisions for Oncotype DX by Federal Employees Health
Benefits Program as Administered by Blue Cross and Blue Shield Federal Employee Program, and a
Positive Decision by Blue Cross and Blue Shield of Alabama
—Company Signs Collaboration Agreement with sanofi-aventis and the Eastern Cooperative Oncology
Group (ECOG)
— Conference Call Today at 4:30 p.m. ET —
REDWOOD CITY, Calif., Feb 13, 2006 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results for the fourth quarter and year ended December 31, 2005.
Total revenue increased to $1.9 million in the fourth quarter of 2005 versus $0.1 million in the fourth quarter of 2004 and $1.6 million in the third quarter of 2005. Total revenue for the year ended December 31, 2005 increased to $5.2 million versus $0.3 million in 2004. These increases were driven primarily by increased adoption and reimbursement for Oncotype DX™, the Company’s test that quantifies the likelihood of breast cancer recurrence and predicts the likelihood of response to chemotherapy in early-stage breast cancer patients.
Product revenue from Oncotype DX increased to $1.9 million in the fourth quarter of 2005 compared to $0.1 million in the fourth quarter of 2004 and $1.4 million in the third quarter of 2005. Product revenue was $4.8 million for the year ended December 31, 2005 compared to $0.2 million in 2004. Product revenue was recognized as cash is collected for test results delivered unless a preset arrangement and a history of payment exists. During the fourth quarter of 2005, 17 percent of product revenue was recorded on an accrual basis and recognized at the time the test result was delivered for those payors where a contract and a demonstrated history of payment were in place. Contract revenue was $0.1 million in the fourth quarter of 2005 compared to no contract revenue in the fourth quarter of 2004, and $0.4 million of contract revenue for the year ended December 31, 2005 compared to $0.1 million in 2004.

“In 2005, we made steady progress in bringing individualized medicine to clinical practice through our Oncotype DX breast cancer assay. Highlights of the year included multiple presentations and peer-reviewed publications of clinical studies demonstrating the utility and value of Oncotype DX, as well as improvement in obtaining reimbursement from significant payors,” said Randy Scott, Ph.D., Chairman and Chief Executive Officer of Genomic Health. “We also expanded our pipeline of future potential tests in breast and other cancers, and are currently working with respected cooperative study groups, institutions and pharmaceutical partners to conduct studies designed to enhance the quality of treatment decisions for patients with cancer.”
“Physician usage and adoption of Oncotype DX is building, with more than 2,100 test results delivered in the fourth quarter and more than 7,000 test results delivered during 2005, up from over 550 in all of 2004,” said Kim Popovits, President and Chief Operating Officer of Genomic Health. “More than 2,400 physicians have ordered at least one test for treatment planning decisions with their patients since launch, and more than half of these physicians have ordered multiple tests. In 2006, we plan to continue to execute on our strategy of driving physician usage and adoption of Oncotype DX and increasing the clinical evidence supporting the utility of Oncotype DX.”
Additional Fourth Quarter 2005 Financial Results
For the first time, product revenue exceeded cost of product revenue. Cost of product revenue was $1.7 million for the fourth quarter of 2005, compared to $0.6 million in the fourth quarter of 2004. While this increased cost reflects higher testing volume in 2005 versus 2004, the cost per test decreased in the fourth quarter of 2005 compared to both the fourth quarter of 2004 and the third quarter of 2005. Research and development expenses for the fourth quarter of 2005 were $2.5 million compared to $2.4 million for the same period in 2004. The slight increase was due to higher personnel costs and research programs in 2005 as compared to higher collaboration expense and license fees in the fourth quarter of 2004.
Selling and marketing, and general and administrative expenses for the fourth quarter of 2005 were $6.5 million, compared to $4.3 million for the same period in 2004. This increase is primarily due to costs associated with marketing of Oncotype DX, investment in the commercial field sales team, higher billing and collection costs and costs associated with being a public company.
Net loss was $8.2 million in the fourth quarter of 2005 compared to $7.1 million in the fourth quarter of 2004. Basic and diluted net loss per share applicable to common stockholders was $0.34 in the fourth quarter of 2005 compared to $3.68 net loss per share in the fourth quarter of 2004. On a pro forma basis, basic and diluted net loss per share was $0.34 for the fourth quarter of 2005 compared to $0.44 net loss per share for the same period in 2004. The pro forma and diluted net loss per share calculations assume the conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as of January 1, 2004 or the date of issuance, if later.
Additional Financial Results for Year Ended December 31, 2005
Cost of product revenue for the year ended December 31, 2005 was $6.2 million compared to $1.8 million in 2004. These increased costs represent higher test volume in 2005. Research and development expenses in 2005 were $9.5 million as compared to $10.0 million in 2004. Selling and marketing and general and administrative expenses in 2005 were $21.8 million compared to $13.7 million in 2004.
Net loss for the year ended December 31, 2005 was $31.4 million compared to $25.0 million in 2004. Basic and diluted net loss per share was $4.18 for the year ended December 31, 2005 compared to $13.82 net loss per share in 2004. On a pro forma basis, basic and diluted net loss per share was $1.31 per share for the year ended December 31, 2005 versus $1.62 net loss per share for the same period in 2004.
Cash and Cash Equivalents
Cash and cash equivalents and investments at December 31, 2005 were $69.5 million, compared to $38.3 million at December 31, 2004 and $17.2 million at September 30, 2005. In the fourth quarter of 2005, the net proceeds of $53.5 million from the Company’s initial public offering were received, and an additional $5.0 million was received from a private sale of common stock to Incyte Corporation.
Recent Highlights and Accomplishments
•	Peer-Reviewed Publications and Medical Meeting Presentations
•	Researchers from Rocky Mountain Cancer Center in Denver, Colorado presented data at the December 2005 San Antonio Breast Cancer Symposium (SABCS) showing that Oncotype DX, when added to other clinical decision parameters, such as age and tumor grade, changed treatment decisions in 25 percent of the 68 patients studied.

•	Our collaborators at the National Surgical Adjuvant Breast and Bowel Project (NSABP) — a National Cancer Institute-funded cooperative group — demonstrated that Oncotype DX also predicts local recurrence in addition to distant recurrence as previously had been reported in women with node-negative, estrogen receptor- positive breast cancer. Researchers from Genomic Health and the Royal Marsden Hospital in London also reported that successful gene expression analysis from very small fixed-paraffin-embedded tumor specimens was feasible using the Oncotype DX 21-gene panel. These studies were presented at the SABCS in December, 2005.

•	An exploratory study in patients with node-positive breast cancer conducted at Rush-Presbyterian Hospital in Chicago was published in the December 2005 issue of Clinical Cancer Research. The study demonstrated that a number of genes correlated with recurrence in patients with 10 or more positive lymph nodes, including multiple genes included in the Oncotype DX breast cancer assay.
•	Physician Usage and Adoption
•	More than 2,400 physicians had used Oncotype DX through year end.

•	Over 2,100 test results were delivered in the fourth quarter of 2005 and over 7,000 in all of 2005, approximately 15 percent of which were for Medicare patients.
•	Reimbursement Progress
•	In the fourth quarter of 2005 the Federal Employees Health Benefits Program (FEHBP) instituted a positive reimbursement policy for Oncotype DX. FEHBP covers about 8 million lives and is administered through numerous regional healthcare plans. The largest of these, Blue Cross and Blue Shield Federal Employee Plan, which covers about 5 million lives within FEHBP, has signed a letter of agreement to reimburse Oncotype DX.
•	In December 2005, an administrative law judge overturned 146 of 171 Medicare denials in favor of Oncotype DX, ruling that the test was safe and effective.

•	In January 2006, Blue Cross and Blue Shield of Alabama posted a positive coverage decision for Oncotype DX.

•	In January 2006, Medicare’s California contractor, National Heritage Insurance Company, established a positive coverage policy for Oncotype DX. This policy is expected to apply to Medicare patients whose samples are processed at our CLIA-certified, CAP-accredited laboratory in Redwood City, California. The policy is scheduled to take effect February 27, 2006.

•	In early February 2006, we obtained our first reimbursement coverage outside of the U.S. for certain international patients. Clalit Health Care, the largest government payor in Israel, covering 60 percent of the population, will provide reimbursement coverage of Oncotype DX for their patients. Oncotype DX is currently offered for sale in Israel under a testing and services agreement with Teva Pharmaceutical Industries, Ltd. Tests ordered in Israel are processed in our Redwood City, California central reference laboratory.
•	Pharmaceutical and Cooperative Study Group Collaborations
•	The Company recently entered into a collaborative agreement with sanofi-aventis and the Eastern Cooperative Oncology Group (ECOG) to investigate the ability of gene expression in fixed-paraffin-embedded tissues to predict the likelihood of response to adjuvant chemotherapy, including Taxotere® , in patients with early breast cancer and zero to three involved lymph nodes. The agreement provides Genomic Health with commercial rights to diagnostic tests that result from the collaboration.
•	Other
•	The Company recently announced that it would meet with the Food and Drug Administration at the FDA’s invitation to discuss the nature and regulatory status of Oncotype DX.
2006 Financial Guidance
The Company is providing the following financial guidance for the full year ending December 31, 2006:
•	Test Results Delivered: Approximately 12,000.

•	Revenue: $14 million to $18 million.

•	Net Loss: $37 million to $43 million.
Conference Call Details
To access the live conference call today, February 13 at 4:30 p.m. Eastern Time via phone, please dial (877) 356-8064 from the United States and Canada or (706) 758-4314 internationally.

The conference ID is 5085638. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through February 20 and may be accessed by dialing (800) 642-1687 from the United States and Canada or (706) 645-9291 internationally. The replay passcode is 5085638.
To access the webcast of the conference call, go to the Investor Relations section of the Company’s website at http://investor.genomichealth.com. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.
About Oncotype DX and Genomic Health
Genomic Health, Inc. is a life science company focused on the development and commercialization of genomic-based clinical diagnostic tests for cancer that allow physicians and patients to make individualized treatment decisions. In 2004, Genomic Health launched its first test, Oncotype DX™, which has been shown to predict the likelihood of breast cancer recurrence and chemotherapy benefit in early stage breast cancer patients. The Oncotype DX assay represents the first diagnostic gene expression test on the market that provides consistent results across multiple independent trials involving more than 2,600 breast cancer patients, including a large validation study published in the December 30, 2004 edition of The New England Journal of Medicine. For more information about Oncotype DX, go to www.oncotypedx.com or www.genomichealth.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to execute our strategy, market sizes and trends, the circumstances which may result in increased physician use or acceptance of our products, the factors that may contribute to positive coverage or reimbursement decisions, the results of, or progress in, our clinical studies, the applicability of clinical study results to actual outcomes, the results of our collaborative arrangements, the status of regulation by the U.S. Food and Drug Administration (FDA) of our products, the scope or effectiveness of coverage decisions, our ability to develop diagnostic tests as a result of collaborative arrangements and our future financial results. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our ability to increase usage of our test; our ability to develop and commercialize new products; the risk of unanticipated delays in research and development efforts; the risk that we may not obtain reimbursement for our existing test and any future products we may develop; the risks and uncertainties associated with the regulation of our products by the FDA; our ability to compete against third parties; our ability to obtain capital when needed; our history of operating losses and the other risks set forth in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.
Note: The Genomic Health logo, Oncotype, Oncotype DX and Recurrence Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.
(financial statements below)

Genomic Health, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	For the Three Months		For the Year Ended
	Ended December 31,		{December 31,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)	(Audited)
REVENUE:
Product revenue	$1,863	$127	$4,823	$227

Contract revenue	62	—	379	100

Total revenue	1,925	127	5,202	327

OPERATING EXPENSE:
Cost of product revenue	1,729	554	6,249	1,828
Research and development	2,494	2,436	9,465	10,040
Selling and marketing	4,543	3,106	15,348	9,856
General and administrative	1,974	1,180	6,485	3,869

Total operating expenses	10,740	7,276	37,547	25,593

Operating loss	(8,815)	(7,149)	(32,345)	(25,266)

Other income (expense):
Interest income	693	90	1,241	295

Interest expense	(95)	—	(258)	(4)

Other income	—	—	1	(20)

Net loss	($8,217)	($7,059)	($31,361)	($24,995)

Basic and diluted net loss per share	($0.34)	($3.68)	($4.18)	($13.82)

Shares used to compute basic and diluted net loss per share	23,904,747	1,916,275	7,499,982	1,808,022

Pro forma basic and diluted net loss per share	($0.34)	($0.44)	($1.31)	($1.62)

Shares used to compute pro forma basic and diluted net loss per share	24,455,518	16,078,171	23,991,612	15,442,326

Genomic Health, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of	As of
	December 31, 2005	December 31, 2004
	(Unaudited)	(Audited)

Cash and cash equivalents	$18,839	$38,275
Short term investments	50,688	—
Prepaid expenses and other current assets	1,935	976

Total current assets	71,462	39,251

Property and equipment, net	3,597	2,116
Restricted cash	500	—
Other assets	240	171

Total assets	$75,799	$41,538

Accounts payable	$1,393	$1,101
Other current liabilities	2,978	1,379
Deferred revenue	238	—

Capital leases, short-term	1,052	—

Capital leases, long-term	2,621	—
Stockholder’s equity	67,517	39,058

Total liabilities and stockholders’ equity	$75,799	$41,538

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